Exhibit 2

Transactions in Securities of the Issuer During the Past 60 Days

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)*	Price Range ($)	Date of Purchase/Sale

CONSTELLATION SOFTWARE INC.

Sale of Cash-Settled Total Return Swap	(19,500,000)	1.8932	–	02/26/2026

CONSTELLATION CANADIAN HOLDINGS INC.

Purchase of Physically-Settled Swap	19,500,000	1.8932	–	02/26/2026
Acquisition of Common Stock Upon Settlement of Physically-Settled Swap	19,500,000	–	–	02/26/2026
Purchase of Common Stock	12,160,000	1.1528	1.03 – 1.24	02/27/2026

* The price reported in column Price Per Security ($) is a weighted average price if a price range is indicated in column Price Range ($). These securities were sold in multiple transactions at prices between the corresponding price ranges in the applicable row. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of securities sold at each separate price.